SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2013

XZERES Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-91191	74-2329327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9025 SW Hillman Court, Suite 3126 Wilsonville, OR	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-388-7350

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2013, Xzeres Corp. (the “Company”) entered into a Secured Creditor Asset Purchase Agreement Private UCC Sale (“Agreement”) with Silicon Valley Bank, a California state-chartered bank (“SVB”) and Southwest Windpower, Inc., a Delaware corporation (“SW Wind”) whereby we acquired certain assets which had been the collateral for SVB’s secured loans to SW Wind, which loans were in default. The assets include all rights to SW Wind’s Skystream product, including its current and next-generation designs, related intellectual property, manufacturing tooling, production line and testing equipment, and inventory including finished goods. We paid SVB $654,321.00 for those assets and also agreed to assume certain liabilities consisting primarily of storage fees owed to third parties in possession of some of the collateral. We anticipate that those liabilities will total approximately $80,000. We did not assume any warranty obligations for SW Wind units installed in the field. Financing for this transaction was provided by our existing senior secured lender, Renewable Power Resources, under our existing credit facility.

The forgoing is a summary only and not a complete description of the provisions of the documents that memorialize the Agreements. The text of the operative Agreement with Silicon Valley Bank and Southwest Wind Power, Inc. is attached hereto as Exhibits 10.1.

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On July 9, 2013, XZERES Corp. made available to interested parties the attached press release.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Secured Creditor Asset Purchase Agreement dated July 2, 2013
99.1	Press Release dated July 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xzeres Corp.

/s/ Frank Greco

Frank Greco

Chief Executive Officer

Date: July 9, 2013

2